Exhibit 99.1

    AARON RENTS, INC. REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS;
                          SAME STORE REVENUES UP 7.3%;
                            EARNINGS GUIDANCE RAISED

    ATLANTA, July 27 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced record second quarter revenues and earnings for the three months ended June 30, 2005.

    For the second quarter of 2005, revenues increased 18% to $271.3 million compared to $230.3 million for the second quarter in 2004. Net earnings increased to $16.1 million versus $15.4 million for the same period a year ago. Diluted earnings per share were $.32 compared to $.30 per share last year (which included a $.07 per share gain on the disposition of Rainbow Rentals stock).

    For the first six months of this year, revenues advanced 16% to a record $550.7 million compared to $472.8 million for the first half of 2004. Net earnings for the first half were up 22% to a record $34.5 million versus $28.2 million for the corresponding period last year. Diluted earnings per share for the first six months were $.68 for 2005 and $.56 for 2004.

    "We continue to execute the plans we have articulated to our investors over a number of years," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "In recent years, our business has thrived even in periods of uncertain strength in overall consumer spending habits. Our growth prospects are, as they have been, excellent and we are well on our way to meeting our operating and financial objectives for the year."

    Included in the Company's other revenue in the 2005 second quarter and six month results is a $565,000 gain realized from the sale of Rent-Way, Inc. common stock which the Company purchased in various open market transactions. In addition, results for the second quarter and six months of 2004 included $5.5 million in other revenue and a corresponding $3.4 million after-tax gain, or $.07 diluted per share, from the disposition of the Company's Rainbow Rentals, Inc. stock when Rainbow merged with Rent-A-Center, Inc. in May 2004. Excluding the revenue and profit from these two stock transactions in all periods, revenues would have been up 20% for the second quarter and 18% for the six months of 2005, and earnings would have been up 31% for the second quarter and 38% for the six months of this year. A schedule reconciling the Company's revenues and earnings excluding the effect of these stock transactions to its revenues and earnings determined in accordance with GAAP follows the statement of earnings and balance sheet data accompanying this release.

    Rentals and fees for both the second quarter and first six months increased 21% over the previous year. In addition, franchise royalties and fees increased 27% for the second quarter and 24% year-to-date. Non-retail sales, which are primarily sales of rental merchandise to Aaron's Sales & Lease Ownership franchisees, increased to $42.2 million for the second quarter from $35.3 million in the comparable period in 2004 and to $87.8 million for the first six months compared to $81.8 million for the same period last year. The increases in the Company's franchise revenues and the shipments of non-retail sales are the result of the increase in revenues of the Company's franchisees, who collectively had revenues of $209.5 million for the first six months of 2005, a 22% increase over the comparable prior year period. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    The Aaron's Sales & Lease Ownership division increased its second quarter revenues 22% to $241.5 million compared to $198.3 million last year. First six months sales and lease ownership revenues increased 19% to $490.2 million compared to $412.9 million a year ago.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 7.3% during the second quarter of 2005 compared to the second quarter of 2004. Same store revenues also increased 4.0% for Aaron's Sales & Lease Ownership stores open over two years at the end of June 2005.

    During the second quarter the Aaron's Sales & Lease Ownership division opened 17 new Company-operated stores and 18 new franchised stores. In addition, during the quarter the Company acquired 11 franchised stores, acquired 10 stores from independent rental operators, and purchased the accounts of 17 other third party stores.

    Through the three months and six months ended June 30, the Company awarded area development agreements to open 8 and 37 additional franchised stores, respectively. At the end of June there were a total of 304 franchised stores awarded that will open over the next several years.

    At June 30 the Aaron's Sales and Lease Ownership division had 684 Company-operated stores and 368 franchise stores. In addition, the Company operated 59 rent-to-rent stores.

    "Our guidance for the third quarter of 2005 is to expect revenues in excess of $270 million and diluted earnings per share in the range of $.26 to $.28, compared to $.21 per share in the third quarter of 2004," Mr. Loudermilk continued. "We plan to open approximately 90 new Company-operated and 70 new franchised stores in 2005, as well as continuing to add stores through acquisition. We are raising our earnings guidance for the 2005 fiscal year and expect Company revenues in excess of $1.1 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.25 to $1.28. Our initial guidance for 2006 is to continue to increase our store base between 15% and 20% per year and to achieve diluted earnings per share in the range of $1.45 to $1.55."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, July 28, 2005, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, http://www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has more than 1,110 Company-operated and franchised stores in 45 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for 2005 and 2006.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                                    (Unaudited)              (Unaudited)
                                                Three Months Ended         Six Months Ended
                                                     June 30,                  June 30,
                                              -----------------------   -----------------------
                                                 2005         2004         2005         2004
                                              ----------   ----------   ----------   ----------
    Revenues:
     Rentals and Fees                         $  206,626   $  170,225   $  415,771   $  342,597
     Retail Sales                                 13,314       12,578       29,357       29,049
     Non-Retail Sales                             42,212       35,272       87,783       81,771
     Franchise Royalties
      and Fees                                     7,137        5,610       14,328       11,526
     Other                                         2,049        6,601        3,447        7,836
       Total                                     271,338      230,286      550,686      472,779
    Costs and Expenses:
     Retail Cost of Sales                          8,892        8,663       19,628       20,373
     Non-Retail Cost of
      Sales                                       39,089       32,709       81,722       76,015
     Operating Expenses                          121,602      100,658      241,233      202,751
     Depreciation of Rental
        Merchandise                               74,374       62,062      149,504      125,532
     Interest                                      1,737        1,266        3,337        2,474
       Total                                     245,694      205,358      495,424      427,145
    Earnings Before Taxes                         25,644       24,928       55,262       45,634
    Income Taxes                                   9,524        9,543       20,720       17,432
    Net Earnings                              $   16,120   $   15,385   $   34,542   $   28,202
    Earnings Per Share                        $      .32   $      .31   $      .69   $      .57
    Earnings Per Share
     Assuming Dilution                        $      .32   $      .30   $      .68   $      .56
    Weighted Average
     Shares Outstanding (1)                       49,792       49,632       49,780       49,478
    Weighted Average
     Shares Outstanding
     Assuming Dilution (1)                        50,774       50,525       50,761       50,393

    (1) Shares outstanding adjusted for a 3-for-2 partial stock split effective August 16, 2004.

                           Selected Balance Sheet Data
                                 (In Thousands)

                                     June 30,   December 31,
                                       2005         2004
                                   ----------   ------------
                                   (Unaudited)
    Cash                           $    4,808   $      5,865
    Accounts Receivable, Net           32,871         32,736
    Rental Merchandise, Net           470,611        425,567
    Property, Plant and
      Equipment, Net                  119,177        111,118
    Other Assets, Net                 119,744        125,002
    Total Assets                      747,211        700,288

    Bank Debt                          76,799         45,528
    Senior Notes                       50,000         50,000
    Total Liabilities                 337,555        325,110
    Shareholders' Equity           $  409,656   $    375,178

                     Reconciliation of Revenues and Earnings
                              Excluding Stock Sales
                    (In thousands, except per share amounts)

                                    (Unaudited)               (Unaudited)
                                 Three Months Ended        Six Months Ended
                                       June 30,                 June 30,
                              -----------------------   -----------------------
                                  2005        2004         2005         2004
                              ----------   ----------   ----------   ----------
Total Revenues                $  271,338   $  230,286   $  550,686   $  472,779
Less Revenues from
 Stock Sales                         565        5,500          565        5,500
Revenues Excluding
 Stock Sales                     270,773      224,786      550,121      467,279

Net Earnings                      16,120       15,385       34,542       28,202
Less Gain from Stock Sales           355        3,394          355        3,394
Net Earnings Excluding Gain
 From Stock Sales             $   15,765   $   11,991   $   34,187   $   24,808

SOURCE  Aaron Rents, Inc.
    -0-                             07/27/2005
    /CONTACT: Gilbert L. Danielson, Executive Vice President and Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3334/
    /Web site:  http://www.aaronrents.com/